Exhibit 10.5

Oxford Industries, Inc.

RESTRICTED SHARE Unit AWARD agreement

This Restricted Share Unit Award Agreement (this “Agreement”) is entered into as of ______ ____, ____ (the “Effective Date”), by and between <<Name>> (“Participant”) and Oxford Industries, Inc., a Georgia corporation (the “Company”), pursuant to the Oxford Industries, Inc. Amended and Restated Long-Term Stock Incentive Plan (the “LTIP”).  All capitalized terms have the meanings set forth in the LTIP unless otherwise specifically provided herein.

WHEREAS, Participant is presently employed by the Company or a Subsidiary; and

WHEREAS, the Nominating, Compensation & Governance Committee (the “Committee”) of the Board of Directors of the Company has determined that it is appropriate and in the best interests of the Company and its shareholders to incent certain selected employees of the Company and/or its Subsidiaries, including Participant, to remain as employees of the Company and/or its Subsidiaries and to further align the interests of the shareholders of the Company and its key employees, such as Participant, by providing these employees with a proprietary interest in the long-term growth and financial success of Oxford; and

WHEREAS, the Committee has granted to Participant Restricted Share Units pursuant to Article 8 of the LTIP and subject to the terms and conditions of this Agreement; and

WHEREAS, subject to the terms and conditions of the LTIP, this Agreement sets forth the terms and conditions of such grant of Restricted Share Units from the Company to Participant.

NOW THEREFORE, in consideration of the foregoing, and of the mutual covenants and agreements of the parties set forth in this Agreement, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

1.	Award of Restricted Share Units

Pursuant to the LTIP, effective on ______ ____, ____ (the “Grant Date”), the Company has granted to Participant <<NUMBER>> Restricted Share Units (i.e., units representing shares of the Company’s common stock, par value $1.00 per share) (the “Award”), which shall vest and become unrestricted in accordance with Section 2 hereto.

2.	Vesting
(a)Vesting Upon Continuous Service.  Except as set forth in Section 2(b), (c) or (d), all of the Restricted Share Units shall vest and become nonforfeitable on ______ ____, ____, provided that Participant has remained in the continuous employment of the Company or a Subsidiary from the Grant Date until such date.  Such Restricted Share Units shall be paid, in the manner provided in Section 2(g), on or as soon as practicable after ______ ____, ____.
(b)	Vesting Upon Retirement. In the event of Participant’s Retirement prior to ______ ____, ____, a portion of the Restricted Share Units shall immediately vest and become nonforfeitable, with such portion being equal to the total number of Performance Share

Units granted hereunder, multiplied by a fraction, the numerator of which is the number of complete and partial calendar months which have elapsed from the date of this Agreement to the date of Participant’s Retirement, and the denominator of which is thirty-nine (39). Such Restricted Share Units shall be paid, in the manner provided in Section 2(g), on or as promptly as practicable after ______ ____, ____; provided, however, if Participant’s Retirement occurs within the two-year period following a Change of Control, such Shares shall be paid on or as promptly as practicable after the earlier of (i) ______ ____, ____, or (ii) the date that is six (6) months following the date of Participant’s Separation from Service, or the date of Participant’s death following his or her Separation from Service, if earlier.
(c)	Vesting Upon Death or Disability. In the event of Participant’s death while employed by the Company or a Subsidiary or Participant’s Separation from Service due to Disability, in either case prior to ______ ____, ____, all of the Restricted Share Units shall immediately vest and become nonforfeitable. In the event the Restricted Share Units vest as a result of Participant’s death, such Restricted Share Units shall be paid, in the manner provided in Section 2(g), as promptly as practicable after Participant’s death. In the event the Restricted Share Units vest as a result of Participant’s Separation from Service due to Disability, the Restricted Share Units shall be paid, in the manner provided in Section 2(g), on or as promptly as practicable after the earlier of (i) ______ ____, ____, or (ii) the date that is six (6) months following the date of Participant’s Separation from Service, or the date of Participant’s death following his or her Separation from Service, if earlier.
(d)	Vesting Upon Change of Control Termination. If Participant incurs a Change of Control Termination prior to ______ ____, ____, all of the Restricted Share Units shall immediately vest and become nonforfeitable as of the date of Participant’s Change of Control Termination. Such Restricted Share Units shall be paid, in the manner provided in Section 2(g), on or as promptly as practicable after the earlier of (i) ______ ____, ____, or (ii) the date that is six (6) months following the date of Participant’s Separation from Service, or the date of Participant’s death following his or her Separation from Service, if earlier.
(e)	Definitions. The following definitions apply for purposes of this Agreement:
(i)“Change of Control Termination” means either (x) Participant’s involuntary Separation from Service that occurs after a Change of Control and that is instituted by the Company or a Subsidiary (whichever employs Participant) other than for Cause, or (y) Participant’s Separation from Service that occurs after a Change of Control and that is instituted by Participant on account of Good Reason.
(ii) “Change of Control” shall be deemed to occur as of the first day that any one or more of the following conditions is satisfied: (w) any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), other than the Company or any Subsidiary or any employee benefit plan sponsored or maintained by the Company or any Subsidiary (including any trustee of such plan acting as trustee), becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing at least 50% of the total voting power represented by the Company’s then outstanding voting securities; (x) the effective time of (1) a merger or consolidation of the Company with one or more corporations as a result of which the holders of the outstanding voting stock of the Company immediately prior to such merger or consolidation hold less than 50% of the voting stock of the surviving or resulting corporation, or (2) a transfer of all or substantially all of the assets of the Company other than to an entity of which the Company owns at least 80% of the voting stock; (y) individuals who, as of the Effective Date, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) other than the Board; or (z) approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.  Notwithstanding the foregoing, a Change of Control shall not be deemed to have occurred (A) if its sole purpose is to change the state of the Company’s incorporation; (B) if its sole purpose is to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction; or (C) with respect to Participant, if Participant is part of a purchasing group that effects a Change of Control.  Notwithstanding the foregoing, an event shall constitute a Change of Control only if such event constitutes a “change in control” within the meaning of Treas. Reg. § 1.409A-3(i)(5).
(iii)“Cause” shall mean any one or more of the following: (w) Participant’s willful failure to substantially perform his or her duties with the Company or applicable Subsidiary (other than any such failure resulting from Participant’s Disability), after a demand for substantial performance is delivered to Participant that specifically identifies the manner in which the Company believes that Participant has not substantially performed his or her duties, and Participant has failed to remedy the situation within fifteen (15) business days of such notice; (x) gross negligence in the performance of Participant’s duties which results in material financial harm to the Company; (y) Participant’s conviction of, or plea of guilty or nolo contendere to, any felony or any other crime involving the personal enrichment of Participant at the expense of the Company or shareholders of the Company; or (z) Participant’s willful engagement in conduct that is demonstrably and materially injurious to the Company, monetarily or otherwise.
(iv)“Disability” means disability as defined in a group long-term disability plan maintained by the Company as determined by the plan’s claims fiduciary.
(v)“Good Reason” means any of the following conditions to which Participant does not consent: (x) a material diminution in Participant’s compensation opportunities; (y) a material diminution in Participant’s authority, duties or responsibilities; or (z) a material change in the geographic location at which Participant must perform the services hereunder.  To have a Separation from Service on account of Good Reason, Participant must, within ninety (90) days after the initial existence of such condition, give the Company or the Subsidiary (whichever is his or her employer) written notice describing the condition that Participant believes constitutes Good Reason hereunder and declaring his or her intention to terminate for Good Reason.  The Company or its Subsidiary (whichever was notified) will have thirty (30) days to remedy the condition and prevent the Separation from Service for Good Reason.  Participant shall be considered to have had a Separation from Service for Good Reason only if the Company or its Subsidiary fails to remedy the applicable condition during such period and Participant Separates from Service within thirty (30) days from the expiration of such period.
(vi)“Retirement” means Separation from Service (other than for Cause or due to Disability) after attainment of age sixty-two (62), provided Participant has completed five (5) years of employment with the Company and its Subsidiaries.
(vii) “Section 409A” shall mean Section 409A of the Internal Revenue Code of 1986, as amended.
(viii)“Separation from Service” shall mean a “separation from service” within the meaning of Section 409A.
(f)	Forfeiture. Except as specifically provided pursuant to Section 2(a), (b) (c) and (d) above or the Committee determines otherwise in its sole discretion, Participant will completely forfeit his or her right in respect of any Restricted Share Units, Shares, dividend equivalents and other rights under this Agreement (and shall receive no consideration from the Company on account of such forfeiture or any damages or compensation for the loss or forfeiture of any Restricted Share Units, Shares, dividend equivalents and other rights under this Agreement) if his or her employment with the Company and all Subsidiaries terminates for any reason whatsoever (whether lawfully or in breach) before ______ ____, ____.
(g)	Form of Payment. Except as provided under Section 2(i), the Restricted Share Units actually earned by Participant under this Agreement will be payable solely in Shares. The Company will deliver to Participant (or to Participant’s estate, in the event of death) Shares in settlement of the Restricted Share Units that vest and become nonforfeitable pursuant to this Agreement (with one Share being issued in respect of each Restricted Share Unit) at the time specified in Section 2(a), (b), (c) or (d), as applicable.
(h)	Fractional Shares. The Company shall not issue any fractional Shares pursuant to this Agreement. Any determination of fractional Shares represented by Restricted Share Units vesting under the Award shall be rounded up to the next whole Share.
(i)	Absence of Exchange. If for any reason, including a Change of Control, the Shares cease to exist or are no longer traded on the New York Stock Exchange, the NASDAQ Stock Market or any other nationally recognized stock exchange, in lieu of the Company delivering Shares in settlement of Restricted Share Units pursuant to this Agreement in accordance with Section 2(g), the Company may, provided Participant’s interest in the

Restricted Share Units have not been forfeited in accordance with this Agreement, pay to Participant (or his or her estate, in the event of death) an amount in cash equal to the number of Shares (based on the Fair Market Value of the Shares on the last trading day prior to such date the Shares ceased to exist or were no longer traded on an applicable stock exchange) Participant would otherwise have received absent such event, subject to satisfaction of any required tax withholding obligations. Such cash payment shall be made at the same time as provided in Section 2(g).
3.	No Shareholder Rights; Dividend Equivalents
(a)No Shareholder Rights. Participant shall not have any rights of a shareholder of the Company with respect to Restricted Share Units or any Shares issuable upon the vesting of the Award (including the right to vote and to receive dividends and other distributions paid with respect to Shares), unless and until, and only to the extent, the Award is settled by the issuance of Shares to Participant.
(b)Dividend Equivalents. Notwithstanding the foregoing Section 3(a), until the Restricted Share Units have been forfeited pursuant to Section 2(f) or settled through the issuance of Shares pursuant to Section 2(g), an amount equal to any cash dividends that would have been payable to Participant if the Shares underlying the Award had been issued to Participant on the Effective Date shall be paid in cash to Participant. Such dividend equivalents will be paid to Participant on or as soon as practicable after each date a cash dividend is payable to the Company’s shareholders.  In the case of a Participant who retains the right to a portion of the Restricted Share Units upon Retirement as determined under Section 2(b), such dividend equivalents will be paid only with respect to such portion of the Restricted Stock Units.
4.	Adjustments

Restricted Share Units granted and evidenced under this Agreement will be subject to adjustment or substitution in accordance with Section 11 of the LTIP.

5.	Code Section 409A Compliance

To the extent applicable, it is intended that all Restricted Share Units granted and evidenced under this Agreement will be exempt from, or alternatively in compliance with, the provisions of Section 409A.  All Restricted Share Units granted and evidenced under this Agreement will be interpreted and administered in a manner consistent with this intent, and any provision that would cause an award or this Agreement or any rights of Participant hereunder to fail to satisfy Section 409A will have no force and effect until amended to comply with Section 409A (which amendment may be retroactive to the extent permitted by Section 409A and may be made by the Company without Participant’s consent).  Without limitation of the foregoing, if any provision of this Agreement would cause compensation to be includible in Participant’s income pursuant to Section 409A, then the Company may amend this Agreement in such a way as to cause substantially similar economic results without causing such inclusion; any such amendment shall be made by providing notice of such amendment to Participant, and shall be binding on Participant.

6.	Non-Transferability

Participant’s interest in this Agreement and any Restricted Share Units are not transferable.  Without limitation of the foregoing, no Restricted Share Units or other rights pursuant to this Agreement may be anticipated, alienated, encumbered, sold, pledged, assigned, transferred or subjected to any charge or legal process, and any sale, pledge, assignment or other attempted transfer shall be null and void.

7.	Objectives; Administration
(a)Objectives.  This Agreement is being entered into in order to attract, retain and motivate Participant by providing Participant with a proprietary interest in the long-term growth and financial success of the Company.
(b)Committee Authority.  The Committee shall mean the committee described in Article 4 of the LTIP.  The Committee shall have all discretion and authority necessary or appropriate to interpret the provisions of this Agreement.
(c)Decisions Binding.  All decisions, determinations and actions of the Committee in connection with the construction, interpretation, administration or application of this Agreement shall be final, conclusive and binding on all persons, including the Company, its shareholders, Participant, and their respective estates and beneficiaries, and shall be given the maximum deference permitted by law.
(d)LTIP.  All Restricted Share Units and Participant’s rights pursuant to this Agreement shall, in addition to being subject to the terms and conditions set forth herein, be subject to the additional terms and conditions of the LTIP, as in effect on the Effective Date or as may be amended thereafter.  In the event of any conflict between the terms of this Agreement and the terms of the LTIP, the LTIP shall control.
(e)Deferred Compensation Plan.  Pursuant to Section 2.2(c)(5) of the Company’s Deferred Compensation Plan (as amended and restated effective June 13, 2012), the Committee has determined that the Restricted Share Units pursuant to the Award and this Agreement shall not be deemed to be “Eligible Compensation” subject to the terms of such plan, as may be in effect from time to time.
(f)No Individual Liability.  No member of the Committee or any officer of the Company shall be liable for any determination, decision or action made in good faith with respect to this Agreement or any payment under this Agreement.
8.	Electronic Delivery and Signature

Participant consents and agrees to electronic delivery of any LTIP documents, proxy materials, annual reports and other related documents.  If the Company establishes procedures for an electronic signature system for delivery and acceptance of any LTIP documents (including documents relating to any award or grant made under this Agreement) which comply with applicable laws, Participant consents to such procedures and agrees that Participant’s electronic signature is the same as, and shall have the same force and effect as, Participant’s manual signature.  Participant consents and agrees that any such procedures and delivery may be effected by a third party engaged by the Company to provide administrative services related to the LTIP or this Agreement, including any Restricted Share Units granted and evidenced under this Agreement.

9.	Tax Withholding

The Company and any Subsidiary which acts as Participant’s employer shall have the right to (a) make deductions from the number of Shares otherwise deliverable to Participant pursuant to this Agreement (and any other amounts payable under this Agreement) in an amount sufficient to satisfy withholding of any federal, state, local or foreign taxes required by law, (b) make deductions from compensation otherwise payable to Participant, pursuant to this Agreement or otherwise, in an amount sufficient to satisfy withholding of any federal, state, local or foreign taxes required by law, including in respect of any dividends earned and payable to Participant in respect of Restricted Share Units granted and evidenced under this Agreement, (c) take such other action as may be necessary or appropriate to satisfy any tax or similar required withholding obligations, and/or (d) enter into such elections as the Company may require or request immediately before (or within the prescribed time limits) any Shares are issued to Participant pursuant to this Agreement for the purposes of any taxes.

10.	No Guarantee of Employment

Any Restricted Share Units granted and evidenced under this Agreement will not be considered salary or other compensation for the purposes of any severance pay or similar allowance, except where required by law.  This Agreement shall not confer upon Participant any right with respect to continuance of employment with the Company or a Subsidiary, nor shall it interfere in any way with any right that the Company or a Subsidiary would otherwise have to terminate Participant’s employment at any time.  Notwithstanding any other provision of this Agreement:

(a)the LTIP and this Agreement shall not form any part of any contract of employment between Participant and the Company or any Subsidiary, and they shall not confer on Participant any legal or equitable rights (other than those constituting the Restricted Share Units) against the Company or any Subsidiary, directly or indirectly, or give rise to any cause of action in law or in equity against the Company or any Subsidiary;
(b)the benefits to Participant under this Agreement shall not form any part of Participant’s wages or remuneration or count as pay or remuneration for pension fund or other purposes (unless otherwise specified in such plans); and
(c)except as otherwise expressly set forth herein, in no circumstances will Participant on ceasing to hold office or employment with the Company or any Subsidiary be entitled to any compensation for any loss of any right or benefit or prospective right or benefit under this Agreement which Participant might otherwise have enjoyed whether such compensation is claimed by way of damages for wrongful dismissal or other breach of contract or by way of compensation for loss of office or otherwise.
11.	Data Privacy

Information about Participant and Participant’s interest in any Restricted Share Units or Shares granted hereunder or in Participant’s interest in this Agreement may be collected, recorded and held, used, transferred and disclosed for any purpose relating to the administration of Participant’s rights pursuant to this Agreement.  Participant understands and acknowledges that such processing of the information (which may include Participant’s personal data) may need to be carried out by the Company, Subsidiaries and third party administrators whether such persons are located within Participant’s country or elsewhere, where data protection laws may not be comparable to Participant’s country of residence.  Participant consents to the processing and transfer of information relating to Participant and receipt of the Restricted Share Units and/or Shares under this Agreement in any one or more of the ways referred to above.

12.	Governing Law

This Agreement will be construed, administered and governed in all respects under and by the applicable laws of the State of Georgia, without regard to any conflicts or choice of law rule or principle.

IN WITNESS WHEREOF, this Agreement has been executed and delivered by the Company on the terms and conditions set forth above.

OXFORD INDUSTRIES, INC.

By: _______________________

Title:

I hereby agree to the terms and conditions of this Agreement as a condition of the award made to me.

Participant

<<Name>>